Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, October 28, 2004	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS IMPROVED
RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended September 30, 2004.

The Company’s gross revenues increased 8.9% to $60,169,000 for the third quarter of 2004 compared with $55,256,000 for the third quarter of 2003.  Gaming revenues, which include video lottery win and harness racing commissions increased $3,917,000 or 8.3% for the third quarter of 2004 compared with the third quarter of 2003.  Record occupancy levels of almost 97% for the quarter were achieved in the Dover Downs Hotel and Conference Center.

Net earnings were $4,982,000 or $.19 per diluted share for the third quarter of 2004 compared with $4,782,000 or $.18 per diluted share for the third quarter of 2003.

For the nine months ended September 30, 2004, net earnings improved 5.3% to $13,874,000 from $13,174,000 for the same period last year.  This growth was attained despite an increased gaming tax rate during the first six months of 2004, which added $447,000, or approximately $.01 per share to gaming expenses during the nine months ended September 30, 2004.

The Company continues to equip its slot machines with ticket-in-ticket-out technology.  There are approximately 350 slot machines with this technology today, and the Company anticipates that approximately 1,000 slot machines will be ticket-in-ticket-out by the end of the year.

For the second year in a row, AAA has awarded Dover Downs Hotel and Conference Center its Four-Diamond rating, making it one of only three hotels in the State of Delaware receiving this level of recognition.

The Company’s financial position remained strong.  $8,350,000 of debt was paid down during the quarter, leaving outstanding debt of $24,000,000 at September 30, 2004.

The Company also purchased and retired 50,400 shares of its $.10 par value common stock during the quarter.

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.06 per share.  The dividend is payable on December 10, 2004 to shareholders of record at the close of business on November 10, 2004.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Gaming (1)	$51,022	$47,105	$145,290	$132,954
Other operating	9,147	8,151	25,895	23,235
Gross revenues	60,169	55,256	171,185	156,189
Less - promotional allowances	5,224	4,957	15,153	13,649
	54,945	50,299	156,032	142,540

Expenses:
Gaming	39,458	36,982	114,023	104,514
Other operating	4,150	2,601	9,722	7,605
General and administrative	1,065	928	3,310	2,997
Depreciation	1,691	1,532	5,081	4,557
	46,364	42,043	132,136	119,673

Operating earnings	8,581	8,256	23,896	22,867

Interest expense	183	196	512	663

Earnings before income taxes	8,398	8,060	23,384	22,204

Income taxes	3,416	3,278	9,510	9,030

Net earnings	$4,982	$4,782	$13,874	$13,174

Net earnings per common share:
- Basic	$0.19	$0.18	$0.52	$0.50
- Diluted	$0.19	$0.18	$0.52	$0.50

Average shares outstanding:
- Basic	26,475	26,478	26,477	26,522
- Diluted	26,523	26,509	26,552	26,549

(1)   Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$14,957	$14,138
Accounts receivable	984	1,914
Due from State of Delaware	10,216	8,670
Inventories	2,107	1,801
Prepaid expenses and other	2,869	2,414
Prepaid income taxes	140	—
Deferred income taxes	983	878
Total current assets	32,256	29,815

Property and equipment, net	123,942	122,344
Total assets	$156,198	$152,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,297	$6,516
Purses due horsemen	9,833	7,957
Accrued liabilities	6,176	6,015
Payable to Dover Motorsports, Inc.	105	96
Income taxes payable	—	53
Deferred revenue	251	261
Total current liabilities	21,662	20,898

Notes payable to banks	24,000	31,225
Deferred income taxes	6,659	5,061

Stockholders’ equity:
Common stock	1,040	1,033
Class A common stock	1,608	1,615
Additional paid-in capital	67,550	67,454
Retained earnings	34,238	24,873
Deferred compensation	(559)	—
Total stockholders’ equity	103,877	94,975
Total liabilities and stockholders’ equity	$156,198	$152,159

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating activities:
Net earnings	$13,874	$13,174
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,081	4,557
Amortization of credit facility origination fees	46	21
Amortization of deferred compensation	42	—
Deferred income taxes	1,163	756
Changes in assets and liabilities:
Accounts receivable	930	867
Due from State of Delaware	(1,546)	(685)
Inventories	(306)	(262)
Prepaid expenses and other	(501)	(1,372)
Prepaid income taxes/income taxes payable	137	1,392
Accounts payable	(2,860)	781
Purses due horsemen	1,876	593
Accrued liabilities	161	(551)
Payable to/receivable from Dover Motorsports, Inc.	9	582
Deferred revenue	(10)	94
Net cash provided by operating activities	18,096	19,947

Investing activities:
Capital expenditures	(5,038)	(2,672)
Net cash used in investing activities	(5,038)	(2,672)

Financing activities:
Borrowings from revolving debt	146,855	120,545
Repayments of revolving debt	(154,080)	(131,935)
Dividends paid	(4,509)	(3,981)
Repurchase of common stock	(505)	(1,523)
Net cash used in financing activities	(12,239)	(16,894)

Net increase in cash and cash equivalents	819	381
Cash and cash equivalents, beginning of period	14,138	12,836
Cash and cash equivalents, end of period	$14,957	$13,217